EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Highland Hospitality Corporation:

We consent to the incorporation by reference in the registration statement (No.333-111341) on Form S-8 of Highland Hospitality Corporation of our report dated September 17, 2004, with respect to the combined balance sheets of the Residence Inn by Marriott Tampa Downtown and Courtyard by Marriott Savannah Historic District as of December 31, 2003 and 2002, and the related combined statements of operations, net assets, and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the Form 8-K/A of Highland Hospitality Corporation dated October 14, 2004.

/s/    KPMG LLP

McLean, Virginia

October 14, 2004